Exhibit 2.2

Execution Version

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of February 27, 2024, by and among Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, SPAC completed its initial public offering of units on November 8, 2021 (“Offering”), pursuant to which it issued an aggregate of 15,500,000 units, each unit consisting of one share of common stock of SPAC, par value $0.0001 per share (“SPAC Shares”) and one-half of one redeemable warrant (“SPAC Warrants”), each whole SPAC Warrant entitling the holder thereof to purchase one SPAC Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, SPAC and Continental entered into a warrant agreement, dated as of November 3, 2021, governing the terms of the SPAC Warrants (the “Warrant Agreement”);

WHEREAS, SPAC has entered into an Agreement and Plan of Merger, dated as of October 24, 2022 (the “Merger Agreement”), by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (as defined in the Merger Agreement) ( “EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), PubCo, Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and SPAC, pursuant to which, among other things, Merger Sub will merge pursuant to a statutory merger with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct, wholly-owned subsidiary of PubCo (the transactions contemplated by the Merger Agreement, including the Merger, are referred to herein as the “Business Combination”), which transactions will constitute the initial “Business Combination” of SPAC for purposes of the Warrant Agreement;

WHEREAS, at the closing of the Merger (the “Closing”), each outstanding SPAC Share (other than any Excluded SPAC Shares, as defined in the Merger Agreement) will be converted into and exchanged for the right to receive one ordinary share of PubCo, par value $0.001 per share (the “PubCo Shares”);

WHEREAS, pursuant to Section 2.5(b) of the Merger Agreement and Section 4.5 of the Warrant Agreement, upon the Closing, each SPAC Warrant issued and outstanding immediately prior to the Closing will be assumed by PubCo and will represent a warrant to purchase PubCo Shares (collectively, the “PubCo Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement);

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as SPAC and the Warrant Agent may deem necessary or desirable and that SPAC and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the SPAC Warrants; and

WHEREAS, pursuant to Section 8.15 of the Merger Agreement, SPAC agreed to assign to PubCo, and PubCo agreed to assume, all of SPAC’s rights, interests, and obligations under the Warrant Agreement, in each case, effective upon the Closing.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption of Warrant Agreement. SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each SPAC Warrant shall automatically cease to represent a right to acquire SPAC Shares and shall instead represent a right to subscribe for PubCo Shares pursuant to the terms and conditions of the Warrant Agreement (as amended hereby). PubCo consents to payment of the Warrant Price upon an exercise of such PubCo Warrants for PubCo Shares in accordance with the terms of the Warrant Agreement.

2. Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by SPAC to PubCo and the assumption by PubCo of the Warrant Agreement, each pursuant to Section 1 hereof, effective immediately following, and conditioned on the occurrence of, the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence PubCo Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement. Following the Closing, upon request by any holder of a PubCo Warrant, PubCo shall issue a new certificate for such PubCo Warrant to the holder thereof.

4. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean PubCo; (ii) “Common Stock” or “shares” shall mean the PubCo Shares; (iii) “stockholder” shall mean shareholder; and (iv) the “Board of Directors” or any committee thereof shall mean the board of directors of PubCo or any committee thereof.

(b)	Section 2.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(c)	Section 4.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(d)	Section 5.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

5.3 Fractional Warrants. The Company shall not issue fractional Warrants.

(e)	Section 5.7 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(f)	Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.3. Authority to Issue Shares. The Company shall at all times maintain sufficient authorization to issue and allot shares to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(g)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

with a copy in each case (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

and

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason A. Rocha

Email: Jason.rocha@whitecase.com

(h)	The Warrant Agreement is hereby amended by adding the following Sections:

9.11 Currency. All dollar amounts herein are expressed in United States dollars.

9.12 Day not a Business Day. If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.

5. Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

6. Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

7. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

9. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

10. Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a deed as of the day and year first above written.

Executed as a deed by:

SPAC

SIZZLE ACQUISITION CORP.

By:	/s/ Steve Salis
	Name:	Steve Salis
	Title:	Chief Executive Officer

In the presence of:

Witness signature	/s/ Jamie Karson
Name (in BLOCK CAPITALS)	JAMIE KARSON
Address	187 Buena Vista Rd
Fairfield, CT

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

Executed as a deed by:

PUBCO:

Critical Metals Corp.

By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

In the presence of:

Witness signature	/s/ Melissa Chapman
Name (in BLOCK CAPITALS)	MELISSA CHAPMAN
Address	2A/300 Fitzgerald Street
North Perth WA 6006
Australia

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

Executed as a deed by: CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President and Account Manager

In the presence of:

Witness signature	/s/ Keri-Ann Cuadros
Name (in BLOCK CAPITALS)	KERI-ANN CUADROS
Address	1 State Street, 30th Floor
New York, NY 10004

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]